Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated December 23, 2021 (except for the retroactive effect of the 10-for-1 stock split of the Company’s ordinary shares as described in Note 1 which is dated January 14, 2022), with respect to the statement of financial position of TC BioPharm (Holdings) Limited as of October 25, 2021 and to the incorporation by reference of our report dated July 26, 2021 (except for the retroactive effect of the 10-for-1 stock split of the Company’s ordinary shares as described in Note 1 which is dated January 14, 2022), with respect to the consolidated financial statements of TC BioPharm Limited for the years ended December 31, 2020 and 2019 included in Amendment No. 6 to the Registration Statement (Form F-1 No. 333-260492) and related Public Offering Prospectus and Security Holder Prospectus of TC BioPharm (Holdings) plc for the registration of its common stock and warrants.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom

February 10, 2022